Exhibit 1.01
DORMAN PRODUCTS, INC.
Conflict Minerals Report
Explanatory Note
This Conflict Minerals Report (the “Report”) of Dorman Products, Inc. (the “Company,” “Dorman,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2022 to December 31, 2022 (the “Reporting Period”).
The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which are collectively referred to in this report as “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to metallic forms of tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.
Company and Product Overview
I.Introduction
The Company is one of the leading suppliers of replacement and upgrade parts in the motor vehicle aftermarket industry, serving passenger cars, light-, medium-, and heavy-duty trucks, as well as specialty vehicles, including utility terrain vehicles (UTVs) and all-terrain vehicles (ATVs). During calendar year 2022, many of our products were manufactured in third party vendor facilities (referred to hereafter as “contract manufacturers”) and certain of our products were manufactured or remanufactured by the Company. This Report relates to products (i) for which Conflict Minerals are necessary to the functionality or production of those products, (ii) that were manufactured, remanufactured or contracted for manufacture by Dorman, and (iii) for which the manufacture was completed during calendar year 2022 (the “Covered Products”). The Covered Products include products in the following product categories:
•Power-train products, which includes intake and exhaust manifolds, cooling products, harmonic balancers, fluid lines, fluid reservoirs, connectors, four-wheel drive components and axles, drain plugs, and other engine, transmission and axle components.
•Chassis products, which includes control arms, ball joints, tie-rod ends, brake hardware and hydraulics, wheel and axle hardware, suspension arms, knuckles, links, bushings, leaf springs, and other suspension, steering and brake components.
•Motor vehicle body products, which includes door handles and hinges, window lift motors, window regulators, switches and handles, wiper components, lighting, electrical, and other interior and exterior vehicle body components, including windshields for UTVs.
•Hardware products, which includes threaded bolts and auto body fasteners, automotive and home electrical wiring components, and other hardware assortments and merchandise.
Certain products we sell contain parts that can be recycled, or as more commonly referred to in our industry, remanufactured. We refer to the used product that is ultimately remanufactured as core. A used core is remanufactured and sold to the customer as a replacement for a unit on a vehicle. Customers and end-users that purchase a remanufactured part will generally return the used core to us, which we then use in the remanufacturing process to make another finished good. Our core inventory consists of used cores purchased and held in our facilities, used cores that are in the process of being returned from our customers and end-users, and remanufactured cores held in finished goods inventory at our facilities. Our products that utilize cores include electronic control modules, hybrid batteries and complex mechatronics. To the extent such cores contain Conflict Minerals, the Conflict Minerals are from scrap/recycled sources, and therefore, no further due diligence is required. To the extent the various additional components, parts or raw materials used to modify the cores contain Conflict Minerals, we rely on our vendors of such additional components, parts or raw materials regarding the origin of the Conflict Minerals that are included in such Covered Products.
We do not purchase Conflict Minerals directly from mines or smelters/refiners. The Company’s supply chain with respect to the Covered Products is complex and, often times, there are many parties in the supply chain between the Company and the original source of the Conflict Minerals. Therefore, the Company must rely on its supply chain to provide information regarding the origin of the Conflict Minerals that are included in such Covered Products. We believe that the smelters/refiners of the Conflict Minerals are best suited to identify the sources of such minerals, and we have requested that our vendors take steps to identify the applicable smelters/refiners of the Conflict Minerals in our supply chain.
II.    Reasonable Country of Origin Inquiry
The Company conducted a good faith Reasonable Country of Origin Inquiry (“RCOI”) with respect to the Conflict Minerals included in the Covered Products. Such RCOI was reasonably designed to determine whether any of the

Conflict Minerals included in the Covered Products may have originated in the Covered Countries and whether any of the Conflict Minerals may be from scrap or recycled sources.
We began this year’s RCOI by using internal product expertise to update our list of products that we manufacture, remanufacture or contract to manufacture which may contain Conflict Minerals. We then identified the names of our largest seventy-two (72) vendors that accounted for 92% of dollars spent on (i) Covered Products contracted for manufacture by Dorman, and (ii) Conflict Minerals used in the manufacture and remanufacture of Covered Products by Dorman. Once identified, we sent each such vendor a Conflict Minerals reporting template (described below) and a letter with instructions on how to complete the reporting template. We have adopted the Conflict Minerals Reporting Template (the “Template”) developed by the Responsible Minerals Initiative, formerly the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative, as a standard questionnaire for conducting inquiries into our vendors’ sources of metals. This Template was created as a common means for the collection of sourcing information related to Conflict Minerals. As a part of this process, we provided assistance to vendors about the specifics of the Rule and the information requested by the Template, including the types of evidence/documents that vendors could use to find/back-up their answers in the Template.
In completing the Template, vendors were asked, among other questions, whether the products or components they supplied to us or manufactured for us contained Conflict Minerals; the origin of such Conflict Minerals; to identify the sources of Conflict Minerals from their lower tier level suppliers; to determine the smelter/refiner or mine origin or whether the Conflict Minerals were sourced from scrap or recycled sources. The vendors were asked to return a copy of the Template once completed. Upon return of the Template, responses from vendors were evaluated for completeness, consistency, plausibility, and gaps in information. If information on a Template returned from a vendor appeared to be incomplete, incorrect, or not trustworthy, our purchasing team returned the Template to the vendor with a request to complete or correct the questionable information. We received completed Templates from sixty-six (66) of the seventy-two (72) vendors solicited, accounting for approximately 89% of dollars spent on (i) Covered Products contracted for manufacture by Dorman, and (ii) Conflict Minerals used in the manufacture and remanufacture of Covered Products by Dorman.
Through our RCOI, some of our vendors disclosed to us that scrap/recycled sources of Conflict Minerals were identified in their supply chains and did not require due diligence. After reviewing the balance of the results of our RCOI and comparing the smelters/refiners identified in the supply-chain survey against verified lists produced by the Responsible Minerals Initiative (“RMI”), we determined that we had reason to believe that some of the Conflict Minerals necessary for the functionality of our Covered Products may have originated in a Covered Country. Therefore, we determined that the Rule required that we exercise due diligence on the source and chain of custody of such Conflict Minerals.
III.    Design of Due Diligence Framework
We designed our due diligence framework to conform in all material respects with the OECD (2016)  Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition.
IV.    Due Diligence Measures Performed by the Company
Our Vice President, Supply Chain, together with support from our Vice President, Quality, oversaw the due diligence measures that we performed for Covered Products. Those measures included, but were not limited to, the following:
•Communicating our Conflict Minerals Policy Statement (the “Conflict Minerals Policy”) to our vendors. A copy of the Company’s Conflict Minerals Policy is available on the Investor Relations portal of www.dormanproducts.com; however, the contents of that site are not incorporated by reference into, and are not otherwise a part of, this Form SD.
•Including contractual provisions in our standard form of vendor agreements requiring applicable vendors to abide by the terms of the Company’s Conflict Mineral Policy.
•Utilizing a Qualification Review Board (the “QRB”), which is an internal cross-functional team that reviewed supplier information and performance to ascertain whether we are partnering with suppliers that meet our high standards and comply with our policies. The QRB reviewed the results of supplier audits and measurements to assure continued compliance with the Company’s expectations.
•Maintaining a multi-disciplinary internal team to implement our Conflict Minerals due diligence measures. Our Conflict Minerals project team was comprised of members of the global trade compliance, quality and legal departments who met and collaborated at various times during the year to discuss the due diligence process and progress.
•Distributing our Templates to our key suppliers, as discussed in greater detail above.
•Maintaining an internally developed database to store our Conflict Minerals records, including all returned Templates.
•Reporting to senior management on vendors’ responses to our Conflict Minerals information requests.
•Using a third-party service to compare smelters/refiners identified by vendors in their Template responses to the RMI lists of validated conflict free facilities.
Appendix A contains a list of known smelters/refiners reported by the Company’s vendors which have been determined to be legitimate mineral processing operations and may have been used to process the Conflict Minerals utilized in the

Covered Products. Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information with respect to products or components supplied to it or manufactured for it to determine the country of origin of the Conflict Minerals in all Covered Products. At the same time, to the extent that vendors supplied information, the Company received no information from its vendors indicating that the Conflict Minerals in the Company’s Covered Products directly or indirectly financed or benefitted armed groups in the Covered Countries. In some cases, information was provided to us for the entire supply chain of a vendor and was not necessarily limited to facilities that have been confirmed to contribute necessary Conflict Minerals to a Covered Product. Accordingly, we have been unable to definitely link the identified smelters/refiners to only those products/materials in our supply chain; therefore, our smelter/refiner list likely contains more processing facilities than are actually in our supply chain or Covered Products. However, based on the information that was obtained, the Company has reasonably determined that countries of origin of the Conflict Minerals may include the countries listed within Appendix A.
We are a downstream purchaser of Conflict Minerals. Accordingly, the efforts we have undertaken to identify the source and chain of custody of the Conflict Minerals in our Covered Products reflect our circumstances and position in the supply chain. As a result, our inquiry can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals necessary to the functionality of the Covered Products. Our process relies on data obtained directly from our vendors who seek similar information within their supply chain to identify the original sources of the necessary Conflict Minerals. Such sources of information may yield inaccurate or incomplete information.
V.    Steps to Further Mitigate Risk and Improve Due Diligence in 2023
The Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s products finance or benefit armed groups in the Covered Countries:
•the Company will continue to engage with vendors in its supply chain to improve the completeness and accuracy of information provided to the Company, including encouraging such vendors to provide product level information to improve the accuracy of information provided to the Company;
•the Company will continue to monitor changes in vendor circumstances that may impact their compliance with the Company’s Conflict Minerals Policy, and in turn may impact the Company’s continued engagement of and relationship with certain vendors;
•the Company will continue to review new vendors for compliance with the Company’s Conflict Minerals Policy during the initial business review of each new vendor;
•the Company will continue to encourage its vendors to take similar measures with their suppliers to ensure alignment with the Company’s sourcing philosophy throughout the supply chain; and
•the Company will continue to encourage its vendors to have only verified “conflict free” sources.

APPENDIX A
SMELTERS/REFINERS
Set forth below are known smelters/refiners reported by the Company’s vendors which may have been used to process the Conflict Minerals utilized in the Covered Products manufactured in calendar year 2022 (“Vendor-Reported Legitimate Facilities”).
Table 1
The following Vendor-Reported Legitimate Facilities achieved during 2022 a Conflict Free designation by the Responsible Minerals Initiative (RMI) or an audit program with which RMI has mutual recognition.

Metal	Official Smelter Name
Gold	Abington Reldan Metals, LLC
Gold	Advanced Chemical Company
Gold	Aida Chemical Industries Co., Ltd.
Gold	Al Etihad Gold Refinery DMCC
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Corrego do Sitio Mineracao
Gold	Argor-Heraeus S.A.
Gold	Asahi Pretec Corp.
Gold	Asahi Refining Canada Ltd.
Gold	Asahi Refining USA Inc.
Gold	Asaka Riken Co., Ltd.
Gold	Aurubis AG
Gold	Bangalore Refinery
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	C. Hafner GmbH + Co. KG
Gold	CCR Refinery - Glencore Canada Corporation
Gold	Chimet S.p.A.
Gold	Chugai Mining
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Dowa
Gold	DSC (Do Sung Corporation)
Gold	Eco-System Recycling Co., Ltd. East Plant
Gold	Eco-System Recycling Co., Ltd. North Plant
Gold	Eco-System Recycling Co., Ltd. West Plant
Gold	Emirates Gold DMCC
Gold	Geib Refining Corporation
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.
Gold	Great Wall Precious Metals Co., Ltd. of CBPM
Gold	Heimerle + Meule GmbH
Gold	Heraeus Metals Hong Kong Ltd.
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Italpreziosi

Gold	Japan Mint
Gold	Jiangxi Copper Co., Ltd.
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	Kazzinc
Gold	Kennecott Utah Copper LLC
Gold	KGHM Polska Miedz Spolka Akcyjna
Gold	Kojima Chemicals Co., Ltd.
Gold	Korea Zinc Co., Ltd.
Gold	L'Orfebre S.A.
Gold	LS-NIKKO Copper Inc.
Gold	LT Metal Ltd.
Gold	Materion
Gold	Matsuda Sangyo Co., Ltd.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies (Singapore) Pte., Ltd.
Gold	Metalor Technologies (Suzhou) Ltd.
Gold	Metalor Technologies S.A.
Gold	Metalor USA Refining Corporation
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	MMTC-PAMP India Pvt., Ltd.
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.
Gold	Navoi Mining and Metallurgical Combinat
Gold	NH Recytech Company
Gold	Nihon Material Co., Ltd.
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH
Gold	Ohura Precious Metal Industry Co., Ltd.
Gold	PAMP S.A.
Gold	Planta Recuperadora de Metales SpA
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Precinox S.A.
Gold	Rand Refinery (Pty) Ltd.
Gold	REMONDIS PMR B.V.
Gold	Royal Canadian Mint
Gold	SAAMP
Gold	SAFINA A.S.
Gold	SEMPSA Joyeria Plateria S.A.
Gold	Shandong Gold Smelting Co., Ltd.
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Sichuan Tianze Precious Metals Co., Ltd.
Gold	Solar Applied Materials Technology Corp.
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	Tokuriki Honten Co., Ltd.
Gold	Torecom
Gold	Umicore S.A. Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi S.A.

Gold	Western Australian Mint (T/a The Perth Mint)
Gold	Yamakin Co., Ltd.
Gold	Yokohama Metal Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Tantalum	AMG Brasil
Tantalum	Changsha South Tantalum Niobium Co., Ltd.
Tantalum	D Block Metals, LLC
Tantalum	F&X Electro-Materials Ltd.
Tantalum	FIR Metals & Resource Ltd.
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum	Metallurgical Products India Pvt., Ltd.
Tantalum	Mineracao Taboca S.A.
Tantalum	Mitsui Mining and Smelting Co., Ltd.
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	NPM Silmet AS
Tantalum	QuantumClean
Tantalum	Taki Chemical Co., Ltd.
Tantalum	Telex Metals
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.
Tin	Alpha
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.
Tin	China Tin Group Co., Ltd.
Tin	CV Venus Inti Perkasa
Tin	Dowa
Tin	EM Vinto
Tin	Estanho de Rondonia S.A.
Tin	Fenix Metals
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Tin	Jiangxi New Nanshan Technology Ltd.
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallic Resources, Inc.
Tin	Metallo Belgium N.V.
Tin	Mineracao Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	Operaciones Metalurgicas S.A.
Tin	PT Aries Kencana Sejahtera
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya
Tin	PT Babel Inti Perkasa

Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Serumpun
Tin	PT Bukit Timah
Tin	PT Menara Cipta Mulia
Tin	PT Mitra Stania Prima
Tin	PT Premium Tin Indonesia
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Timah Tbk Kundur
Tin	PT Timah Tbk Mentok
Tin	PT Tommy Utama
Tin	Rui Da Hung
Tin	Thaisarco
Tin	White Solder Metalurgia e Mineracao Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Yunnan Tin Company Limited
Tungsten	A.L.M.T. TUNGSTEN Corp.
Tungsten	Asia Tungsten Products Vietnam Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Global Tungsten & Powders Corp.
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	Hunan Chenzhou Mining Co., Ltd.
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Malipo Haiyu Tungsten Co., Ltd.
Tungsten	TANIOBIS Smelting GmbH & Co. KG
Tungsten	Wolfram Bergbau und Hutten AG
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd.

Table 2 – The following Vendor-Reported Legitimate Facilities were validated as smelters/refiners but were unaudited in 2022 by the RMI (or another similar program).

Metal	Official Smelter Name
Gold	8853 S.p.A.
Gold	African Gold Refinery
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	AU Traders and Refiners

Gold	Augmont Enterprises Private Limited
Gold	C.I Metales Procesados Industriales SAS
Gold	Caridad
Gold	Cendres + Metaux S.A.
Gold	CGR Metalloys Pvt Ltd.
Gold	Degussa Sonne / Mond Goldhandel GmbH
Gold	Dijllah Gold Refinery FZC
Gold	DODUCO Contacts and Refining GmbH*
Gold	Fidelity Printers and Refiners Ltd.
Gold	Fujairah Gold FZC
Gold	GGC Gujrat Gold Centre Pvt. Ltd.
Gold	Gold Coast Refinery
Gold	Guangdong Jinding Gold Limited
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Hunan Chenzhou Mining Co., Ltd.
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.
Gold	HwaSeong CJ CO., LTD.
Gold	International Precious Metal Refiners
Gold	JALAN & Company
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralelectromed
Gold	Kaloti Precious Metals
Gold	Kazakhmys Smelting LLC
Gold	Kundan Care Products Ltd.
Gold	Kyrgyzaltyn JSC
Gold	Kyshtym Copper-Electrolytic Plant ZAO
Gold	L'azurde Company For Jewelry
Gold	Lingbao Gold Co., Ltd.
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Gold	Marsam Metals
Gold	Modeltech Sdn Bhd
Gold	Morris and Watson
Gold	Moscow Special Alloys Processing Plant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)
Gold	OJSC Novosibirsk Refinery
Gold	Pease & Curren
Gold	Penglai Penggang Gold Industry Co., Ltd.
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	QG Refining, LLC
Gold	Refinery of Seemine Gold Co., Ltd.
Gold	Sabin Metal Corp.
Gold	Samduck Precious Metals
Gold	SAMWON METALS Corp.
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Super Dragon Technology Co., Ltd.
Gold	Tongling Nonferrous Metals Group Co., Ltd.

Gold	Umicore Precious Metals Thailand
Gold	Yunnan Copper Industry Co., Ltd.
Tantalum	Solikamsk Magnesium Works OAO
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin	HuiChang Hill Tin Industry Co., Ltd.*
Tin	Melt Metais e Ligas S.A.
Tin	Novosibirsk Processing Plant Ltd.
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Panca Mega Persada
Tin	PT Timah Nusantara
Tin	PT Tinindo Inter Nusa
Tin	PT Tirus Putra Mandiri
Tin	VQB Mineral and Trading Group JSC
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
* This smelter/refiner is believed to have ceased operations, either permanently or temporarily.
Based on the information that was obtained from our suppliers, the Company has reasonably determined that the countries of origin with respect to the Vendor-Reported Legitimate Facilities listed in each of Table 1 and Table 2 may include the following: Argentina, Australia, Austria, Bolivia, Brazil, Burundi, Cambodia, Canada, Chile, China, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, DRC- Congo (Kinshasa), Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Ivory Coast, Japan, Kazakhstan, Korea, Republic of, Kyrgyzstan, Laos, Madagascar, Malaysia, Mexico, Mongolia, Mozambique, Myanmar, Namibia, New Zealand, Niger, Nigeria, Peru, Philippines, Portugal, Russian Federation, Rwanda, Saudi Arabia, Sierra Leone, Slovakia, Spain, Suriname, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Kingdom, United States, Viet Nam and Zimbabwe.